Exhibit 3.07

CERTIFICATE OF FORMATION

OF

NPC ACQUISITION HOLDINGS, LLC

1. The name of the limited liability company is NPC Acquisition Holdings, LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801 County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of NPC Acquisition Holdings, LLC as January 25, 2006.

              /s/ Douglas Madden

Douglas Madden, Authorized Person